UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 29, 2014

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 29, 2014, Amgen Inc. (the Company) issued a press release announcing its unaudited results of operations for the three and six months ended June 30, 2014 and its unaudited financial position as of June 30, 2014. The full text of the press release is furnished as Exhibit 99.1 hereto.

In its press release the Company included certain non-U.S. Generally Accepted Accounting Principles (GAAP) financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are adjusted earnings per share, free cash flow, adjusted tax rate, adjusted net income, adjusted operating expenses and non-GAAP sub-components of adjusted operating expenses such as adjusted cost of sales, adjusted research and development expenses and adjusted selling, general and administrative expenses. Reconciliations for such non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the press release.

The press release also contains a discussion of why the Company’s management believes that presentation of the non-GAAP financial measures included in the press release provides useful information to investors regarding the Company’s financial condition and results of operations, as well as a discussion of the additional purposes for which the Company’s management uses these non-GAAP financial measures.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 25, 2014, the Board of Directors of the Company approved plans to restructure its operations to ensure that the right capabilities to deliver on the Company’s strategy are in place while also improving the Company’s cost structure. This restructuring plan is the result of the efforts of a number of teams at the Company conducting an intensive review of its future structure in light of the Company’s anticipated late-stage pipeline developments and expansion into biosimilars.

As part of the restructuring plans, the Company will reduce its current staffing of approximately 20,000 by between approximately 12% to 15% (or between approximately 2,400 and 2,900 positions), resulting in pre-tax restructuring charges ranging between approximately $375 million and $450 million, which will be incurred primarily in 2014 and 2015. Further, the Company expects to close and/or dispose of its Seattle and Bothell, Washington and Boulder and Longmont, Colorado facilities largely in 2015. The Company’s headquarters will remain in Thousand Oaks, California with a reduced number of staff consolidated into fewer of the existing buildings at that site. These closings and related actions are expected to result in pre-tax restructuring charges, comprised of charges for accelerated depreciation and asset impairment, of between approximately $400 million and $500 million, also primarily in 2014 and 2015.

The cumulative pre-tax restructuring charges associated with the restructuring plans are expected to be between approximately $775 million and $950 million. The Company estimates that approximately 40% of the cumulative pre-tax restructuring charges will result in cash outlays, primarily associated with staff separation costs.

Item 7.01 Regulation FD Disclosure.

The Company’s July 29, 2014 press release also includes information regarding its restructuring plans. As noted above, the full text of the press release is furnished as Exhibit 99.1 hereto.

This report contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2013, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Reference is made in particular to forward-looking statements in this report regarding the Company’s ability to deliver on its strategy, restructuring charges, staff reductions and facility closures/dispositions. The Company has based the forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. However, actual outcomes and results may differ materially from what is expressed, implied or forecast by the forward-looking statements, due to factors that include the risks described in our Form 10-K, 10-Q and 8-K filings referenced above, as well as others. For example, our cost saving initiatives may result in us incurring impairment or other related charges on our assets, including charges different than or beyond those we currently project. We may experience difficulties, delays or unexpected costs and not achieve anticipated cost savings from our recently announced restructuring plans. We are providing this information as of the date of this report and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The information in Items 2.02 and 7.01 and the information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Items 2.02 and 7.01 of this Current Report is not incorporated by reference into any filings of the Company made under the Securities Act of 1933, as amended, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing unless specifically stated so therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated July 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: July 29, 2014	By:	/s/ David W. Meline
	Name:	David W. Meline
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press release dated July 29, 2014